CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



          We have issued our report  dated  February 15, 2003  accompanying  the consolidated financial statements of Synergy Financial Group, Inc. and subsidiaries as contained in the Registration Statement and Prospectus on Form S-1 to be filed with the Securities and Exchange and as contained in the Application for Conversion on Form AC and the H-(e)1-S Savings and Loan Holding Company Application to be filed with the Office of Thrift Supervision. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and the Form AC and the H-(e)1-S Application and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP


Philadelphia, Pennsylvania
October 30, 2003